Contact:	Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC. REPORTS THIRD QUARTER RESULTS

CHATTANOOGA, Tenn. (October 25, 2005) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced operating revenue and earnings for the third quarter ended September 30, 2005. Revenue for the third quarter of 2005 increased 3.1% to $297.2 million compared with $288.4 million in the third quarter of 2004. The Company reported net income for the third quarter of $4.0 million, or $0.25 per diluted share, compared with net income of $5.4 million, or $0.38 per diluted share, in the third quarter of 2004.

For the nine months ended September 30, 2005, revenue increased 6.7% to $846.3 million from $793.3 million in the prior-year period. For the first nine months of 2005, net income was $3.8 million, or $0.24 per diluted share, before a one-time, pre-tax charge of $2.8 million related to the sale and exit of the Company’s airport-to-airport business. After the one-time charge, the Company reported net income of $2.4 million, or $0.14 per diluted share, compared with net income of $10.5 million, or $0.73 per diluted share, for the prior-year period.

During the quarter, truckload revenue, excluding the effect of fuel surcharges, increased 3.1% to $241.1 million from $233.9 million a year ago. The increase in truckload revenue was driven by an 8.2% increase in rate per loaded mile and an increase in expedited rail revenue. These gains were partially offset by a 4.5% decline in average tractors and a 4% reduction in revenue miles per tractor. Truckload operating income for the quarter decreased to $11.5 million in the 2005 quarter from $13.6 million in the 2004 quarter due primarily to an approximate 40.0% year-over-year increase in fuel costs which, after fuel surcharges, negatively impacted operating income by approximately $2.5 million, or $0.08 per share, and truckload operating ratio by approximately 100 basis points when compared with the prior-year quarter.

Revenue of Xpress Global Systems declined to $24.1 million in the quarter compared with $41.5 million in the comparable 2004 quarter due primarily to the sale and exit from the airport-to-airport business in the second quarter of 2005. Revenues in floorcovering operations declined approximately $1.6 million or 6.2%, versus the 2004 quarter. Operating loss for the quarter was $2.2 million compared with a $1.2 million operating loss in the prior-year quarter. The current quarter operating results were impacted by lower than expected floorcovering revenues, excess corporate and terminal overhead that could not be immediately eliminated following the sale of the airport-to-airport operations, and a delay in finalizing rate increases on certain business.

During the third quarter, the equity in earnings of the Company’s 49% interest in Arnold Transportation and Total Transportation was approximately $550,000. These entities, on a combined basis, reported revenues of $75.3 million and achieved an operating ratio of approximately 95%. Together, these two affiliated companies currently operate approximately 2,000 tractors providing regional and medium length of haul and dedicated dry van truckload services.

Co-Chairman, Patrick Quinn, stated, “The supply and demand fundamentals in our business are currently very favorable. Growth in capacity continues to be constrained by a tight supply of available drivers and independent contractors as well as by high fuel costs. Freight demand strengthened throughout the quarter, particularly in September when we approached levels experienced in 2004. That trend has continued into October. The 8.2% increase in rate per loaded mile we were able to achieve in the third quarter, which continues a pattern established nearly 18 months ago, reflects the combination of increasing rates for existing customers, a decline in length of haul as a greater portion of our business is accounted for by regional and dedicated truckload operations, higher spot prices and increased detention revenue.

“Looking ahead, we are encouraged by the trends we have experienced in our operations over the last 45 days. Strong demand in truckload has enabled us to improve pricing and yields. Consistent with others in our industry, we are also aggressively pursuing a more rational fuel surcharge program which we expect to help mitigate the impact from high fuel prices. Assuming the current strong freight demand continues during the fourth quarter, fuel prices do not increase significantly from current levels, and we achieve modest success in our ongoing initiatives of raising truck utilization and

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4080 Jenkins Road, Chattanooga, TN 37421

423.510.3000

XPRSA Reports Third Quarter Results

October 25, 2005

improving freight mix, we expect to improve our margins sequentially in the fourth quarter compared with our third quarter.”

The Company also announced that it repurchased approximately 762,000 shares of Common Stock during the third quarter for a total investment of $10.2 million. The Company has approximately $4.8 million remaining under its repurchase authorization approved by the Board of Directors in August 2005.

U.S. Xpress Enterprises will host a conference call to discuss third quarter results on October 26, 2005, at 1:30 p.m. EDT. The number to call for this interactive teleconference is (913) 981-4901. A replay of the conference call will be available through November 2, 2005, by dialing (719) 457-0820 and entering the confirmation number, 2496532.

The live broadcast of U.S. Xpress Enterprises’ quarterly conference call will be available online at the Company’s website, www.usxpress.com, as well as http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=80059&eventID=1145164 on October 26, 2005, beginning at 1:30 p.m. EDT. The online replay will follow shortly after the call and continue through November 9, 2005.

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry. The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Additionally, U.S. Xpress has a 49% equity ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length of haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry van service with a fleet of approximately 500 trucks primarily in the eastern United States. Please visit the Company’s website at www.usxpress.com.

This press release contains certain statements that may be considered “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to anticipated freight demand and tractor capacity; improving freight mix; improving equipment utilization; improving the performance of Xpress Global Systems; and expected improvements in operating margins and results of operations. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that we will be unable to obtain the level of rate increases and improvement in freight mix that we expect regardless of increased freight volumes; the risk that our perception of industry fundamentals is incorrect and an improvement in freight volumes and pricing does not occur; the risk that the actions we have taken to increase margins and reduce costs in our Xpress Global segment will not be effective; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers’ business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and

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XPRSA Reports Third Quarter Results

October 25, 2005

financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; and the effects of repurchasing the shares on debt, equity, and liquidity; Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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XPRSA Reports Third Quarter Results

October 25, 2005

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30,
	2005	2004	2005	2004
Operating Revenue:
Revenue, before fuel surcharge	$262,623	$272,002	$763,605	$754,765
Fuel surcharge	34,617	16,373	82,663	38,575
Total operating revenue	297,240	288,375	846,268	793,340

Operating Expenses:
Salaries, wages and benefits	100,756	96,434	295,928	269,405
Fuel and fuel taxes	60,680	43,735	161,790	120,802
Vehicle rents	17,140	17,079	51,608	53,033
Depreciation and amortization, net of gain on sale	12,203	12,119	35,106	34,269
Purchased transportation	49,041	55,718	147,130	147,142
Operating expense and supplies	18,524	19,239	57,048	53,119
Insurance premiums and claims	12,756	14,129	34,329	39,429
Operating taxes and licenses	3,614	3,476	10,348	10,455
Communications and utilities	2,600	2,768	8,203	8,691
General and other operating	10,625	11,254	33,492	30,817
Loss on sale and exit of business	-	-	2,787	-
Total operating expenses	287,939	275,951	837,769	767,162

Income from Operations	9,301	12,424	8,499	26,178

Interest Expense, net	1,883	2,465	5,496	7,021
Equity in income affiliated companies	(557)	(110)	(1,808)	(235)
	1,326	2,355	3,688	6,786

Income Before Income Taxes	7,975	10,069	4,811	19,392

Income Tax Provision	3,976	4,631	2,457	8,918

Net Income	$3,999	$5,438	$2,354	$10,474

Earnings Per Share - basic	$0.25	$0.39	$0.15	$0.74
Weighted average shares - basic	15,908	14,056	16,117	14,062
Earnings Per Share - diluted	$0.25	$0.38	$0.14	$0.73
Weighted average shares - diluted	15,983	14,349	16,286	14,284

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XPRSA Reports Third Quarter Results

October 25, 2005

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(See Note 1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	38.4	35.4	38.7	35.7
Fuel and fuel taxes	9.9	10.1	10.3	10.9
Vehicle rents	6.5	6.3	6.7	7.0
Depreciation and amortization, net of gain on sale	4.6	4.4	4.6	4.5
Purchased transportation	18.7	20.5	19.3	19.5
Operating expense and supplies	7.1	7.1	7.5	7.0
Insurance premiums and claims	4.9	5.2	4.5	5.2
Operating taxes and licenses	1.4	1.3	1.4	1.4
Communications and utilities	1.0	1.0	1.1	1.2
General and other operating	4.0	4.1	4.4	4.1
Loss on sale and exit of business	0.0	0.0	0.4	0.0
Total operating expenses	96.5	95.4	98.9	96.5

Income from Operations	3.5	4.6	1.1	3.5

Interest Expense, net	0.7	0.9	0.7	0.9
Equity in income of affiliated companies	(0.2)	(0.0)	(0.2)	(0.0)
	0.5	0.9	0.5	0.9

Income Before Income Taxes	3.0	3.7	0.6	2.6

Income Tax Provision	1.5	1.7	0.3	1.2

Net Income	1.5%	2.0%	0.3%	1.4%

(1) Fuel surcharge revenue is offset against fuel and fuel taxes for the purposes of this table. Management believes that eliminating the impact of this source of revenue provides a more consistent basis for comparing the results of operations from period to period.

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U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended			Nine Months Ended
	September 30, 2005%			September 30, 2005%
	2005	2004	Change	2005	2004	Change
OPERATING RATIO (1)	96.5%	95.4%	1.2%	98.9%	96.5%	2.5%

OPERATING REVENUE:
US Xpress, net of fuel surcharge	$ 241,147	$ 233,945	3.1%	$ 678,695	$ 655,616	3.5%
Fuel Surcharge	34,617	16,373	111.4%	82,663	38,575	114.3%
Xpress Global Systems	24,069	41,477	-42.0%	102,927	115,963	-11.2%
Inter-company	(2,593)	(3,420)	-24.2%	(18,017)	(16,814)	7.2%
Total Operating Revenue	$ 297,240	$ 288,375	3.1%	$ 846,268	$ 793,340	6.7%

OPERATING INCOME (LOSS):
US Xpress	$ 11,512	$ 13,603	-15.4%	$ 19,799	$ 26,741	-26.0%
Xpress Global Systems	(2,211)	(1,179)	87.5%	(11,300)	(563)	n/a
Total Operating Income	$ 9,301	$ 12,424	-25.1%	$ 8,499	$ 26,178	-67.5%

TRUCKLOAD STATISTICS:
Revenue Per Mile (2)	$ 1.641	$ 1.516	8.2%	$ 1.547	$ 1.433	8.0%

Revenue Per Total Mile (2)	$ 1.455	$ 1.347	8.0%	$ 1.376	$ 1.278	7.7%

Tractors (at end of period)-
Company Owned	4,658	4,609	1.1%	4,658	4,609	1.1%
Owner Operators	524	736	-28.8%	524	736	-28.8%
Total Tractors (at end of period)	5,182	5,345	-3.0%	5,182	5,345	-3.0%

Average Number of Tractors
in Fleet During Period	5,113	5,353	-4.5%	5,034	5,432	-7.3%

Average Revenue Miles Per
Tractor Per Period(3)	24,495	25,522	-4.0%	74,438	76,330	-2.5%

Average Revenue Per Tractor
Per Period (2) (3)	$ 41,725	$ 40,244	3.7%	$ 118,890	$ 113,007	5.2%

Average Length of Haul	671	708	-5.2%	673	725	-7.2%

Empty Mile Percentage	11.32%	11.17%	1.3%	11.07%	10.82%	2.3%

	September 30, 2005			December 31, 2004
BALANCE SHEET DATA:
Total Assets		$ 572,531			$ 560,167
Total Equity		225,622			233,384
Long-term Debt, including Current
Maturities and Securitization		170,846			149,566

(1) Operating ratio in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Net of fuel surcharge revenues.
(3) Excludes miles and allocated revenue from expedited intermodal rail movements.

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